Exhibit 10.16
TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY.

Handelsbanken	CONTRACT — Factoring account (Fakturakonto) (credit — SEK)

Responsible officer	Tel. no. (incl. area code)	Branch no.	Credit no.	☐ New
☑ Change*
Borrower	Name and address (must always be filled in)			Business org. no.
	Mobitec Aktiebolag			***

	Box 97			Tel. no. (incl. area code)

	524 21 Herrljunga			Fax no. (incl. area code)

	E-mail			Contact person
	***			Kajsa Abelsson

Credit amount	With currency code and figures
SEK 17,000,000

With currency code and in words
SEK SEVENTEEN MILLION

Factoring limit	Factoring limit as a %			Maximum payment terms for invoices, no. of days
	80		90

Credit period	From — until (inclusive)			Possible extension period (no. of months)

	2008 - 06 - 17 - 2008 - 12 - 31		12

Interest	Utilisation interest rate, currently % p.a.			Contract rate of interest, currently % p. a.
	7.00		.50

Interest due dates	Due dates for utilisation interest (month, day) 0331, 0630, 0930, 1231			(The contract rate of interest is based on the entire amount, and is debited in advance at the start of the credit period)

Fees	Initial arrangement fee, SEK	Subscription fee,	Other fees
	2,000.00	SEK/month
980.00

Invoices	Estimated no. of invoices per year			Average payment period, no .of days

Separate	The pledge limit could be changed to 90% during certain periods.
terms and
conditions

Svenska Handelsbanken hereby undertakes to provide the borrower with an open credit up to the above-mentioned credit amount on the terms and conditions stated in this contract. During the credit period, the borrower must observe the provisions of “General Terms and Conditions • Factoring Account (Fakturakonto) (credit • SEK), March 2005”. When the borrower’s right to utilise the credit has ceased, the borrower is obliged to immediately pay its debt to the Bank in accordance with this contract. Disbursement under the credit is conditional on the borrower assigning customer receivables to the Bank as collateral. Application for disbursement is to be made to the Bank. This agreement has been drawn up in duplicate, with the borrower and the Bank each taking a copy.

Signatures	Place, date	Place, date
	Herrljunga, 20.06.2008	2008, June 19

	Signature of borrower	Bank’s signature
	/s/ Agne Axelsson	Svenska Handelsbanken AB (publ)
	/s/ Oliver Wels	/s/ Catarina Berntsson
/s/ Tommy Haggstrom

To be completed by the branch Documents are in order F118	Date	Initials

TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY Handelsbanken	Page 1 of 4
GENERAL TERMS AND CONDITIONS for Factoring account [Fakturakonto] (credit – SEK), March 2005
1.	Certain definitions

“The Bank” is Svenska Handelsbanken AB (publ).

“Factoring value” is the total gross amount outstanding at any time of all assigned invoice claims with the exception of the invoice claims stated in section 2 a)-f) and the invoice claims in section 2 g)-i) to the extent that the Bank has excluded these invoices from the factoring value.

“Factoring account” is the account with the Bank on which the credit is booked.

“The Handelsbanken Group” is Svenska Handelsbanken AB (publ), including branches and wholly owned subsidiaries.

“Debt collection company” is Kredit-lnkasso AB, which is a subsidiary in the Handelsbanken Group.

“Credit” is the open credit which the Bank provides to the borrower pursuant to section 2 below.

A “buyer” is a recipient of the borrower’s invoices.

2.	Credit

On the terms and conditions stated in this contract, the Bank undertakes to provide the borrower with an open credit up to the credit amount stated on the first page of the contract. The outstanding credit amount may, however, never exceed the factoring limit stated on the first page of the contract, which is based on the factoring value. If the outstanding credit amount on any occasion exceeds the factoring limit, the borrower shall pay the excess amount pursuant to section 12 below.

The factoring value includes all the invoice claims assigned by the borrower to the Bank, with the exception of points a)-f) and g)-i) below, to the extent that the Bank has excluded these from the factoring value.
a)	invoice claims that refer to purchases on a sale-or-return basis (or purchases where the buyer is otherwise entitled to return the goods purchased), or sales on commission, or conditional sales or cash on delivery sales;

b)	invoice claims for which a special certificate of claim has been issued;

c)	invoice claims that do not correspond to a performance carried out by the borrower,

d)	invoice claims for which;
1)	the due date is not stated in the invoice,

2)	the due date falls later than the number of days stated on the first page of the contract, calculated from the invoice date,

3)	there are impediments to assignment or pledging of the invoice claim,

4)	the buyer has the right of set-off due to a counterclaim on the borrower, or the right to a discount, or other deduction on the final sum of the invoice in question than that stated on the invoice,

5)	in other respects, conditions are included which contravene the underlying contract between the buyer and the borrower or this contract,

6)	a dispute exists between the borrower and the buyer concerning the invoiced claim,

7)	there are invoice claims where the buyer is not fulfilling its commitments or may be assumed to risk becoming insolvent,

8)	the due date was 30 days ago or more (see section 11).
e)	invoice claims exist on a subsidiary or parent company or other company with which the borrower has a substantial economic community of interest or on companies whose operations are leased by such companies or by persons employed at such companies or by the borrower,

f)	invoice claims on a specific buyer, for the part where these claims, at the time they are calculated, exceed 30% of the borrower’s total outstanding invoice claims,

The Bank is entitled to exclude the following invoices from the factoring value:

g)	Invoice claims in a foreign currency not approved by the Bank;

h)	invoice claims relating to a buyer in a country not approved by the Bank;

i)	other invoice claims which the Bank does not consider that it can accept as collateral, for example claims or buyers which do not fulfil their commitments or which in the assessment of the Bank can be assumed to risk becoming insolvent.
All invoices, including those invoices which are not part of the factoring value, are however transferred to the Bank as collateral for the borrower’s credit pursuant to section 15 below.

Sections 3-7 — the borrower’s obligations
3.	Assignment and information text

The borrower is responsible for ensuring that all invoices arising in the borrower’s business bear the assignment text as provided by the Bank. Credit invoices shall bear the information to the buyer as stipulated by the Bank. The layout of invoices and credit invoices shall be decided in consultation between the borrower and the Bank.

4.	Assignment document

At the same time as original invoices and credit invoices in the original are despatched to the buyer, the borrower shall despatch to the Bank a completed assignment document as provided by the Bank. On the assignment document, the borrower shall, inter alia, specify the total assigned invoice amount, by stating the amount of new invoices (reduced by credit invoices where applicable), and stating the total amount of the invoices which will not be included in the factoring value, pursuant to section 2 a)-f) above. The borrower must specify the invoice numbers included in the assignment on the assignment document. Invoice claims in another currency than SEK must be stated in the original currency and must not be converted to SEK by the borrower. If conversion has been carried out for a currency which the Bank cannot approve pursuant to section 2 g) above, the Bank will exempt this invoice claim from the factoring value.

5.	Responsibility for the accuracy of the factoring value

The borrower guarantees that no circumstances stated in sections 2 a) - f) exist concerning the invoice claims included in the factoring value. Should such circumstances nevertheless be present, the Bank is entitled to exempt these invoices from the factoring value.

In this case, the Bank is entitled to immediately terminate the right of utilisation of the credit or to terminate the credit in advance pursuant to section 24 below.

6.	Ledger booking

The borrower is obliged to regularly book invoices, credit invoices and payments received in its ledger in a manner approved by the Bank. The borrower shall, without delay, issue credit invoices for approved complaints and shall itself settle any other dealings with the buyer. A form provided by the Bank including information for monthly reconciliation shall without prior request be submitted to the Bank at the latest ten calendar days after the end of the previous calendar month and otherwise when requested by the Bank, for the purposes of reconciling the factoring value.

7.	Monthly reconciliation and responsibility for Information submitted

The borrower shall on the form for monthly reconciliation, at the latest ten calendar days after the end of the previous calendar month, certify to the Bank:

TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY Handelsbanken	Page 2 of 4

•	that the borrower’s monthly reconcillation of the outstanding assigned invoice claims is correct

•	that the prescribed assignment text pursuant to section 3 above is present on all invoices included in the amount of “outstanding assigned invoice claims” In the monthly reconciliation submitted

•	that any payments which have erroneously been paid directly to the borrower, have, on the same day as the borrower received the payment, been deposited to the factoring account with the Bank and the borrower has informed the Bank of these amount by fax, and in writing informed the customers involved of how they should pay in future.

•	that the borrower without delay by fax has informed the Bank of any other deviations between the Bank’s and the borrower’s balances arising during the reporting month with respect to outstanding assigned invoice claims and claims which are not eligible for factoring, such that the Bank’s and the borrower’s balances, agree at all times.
At the request of the Bank, the borrower shall in writing state the reason for the difference between the Bank’s and the borrower’s balances on outstanding assigned invoice claims. The Bank’s balance is shown on the account statements which the Bank sends to the borrower.
The borrower shall send reminders to those buyers who do not pay their invoices in time. The Bank is entitled at any time, at the expense of the borrower, to mate enquires to the borrower’s buyers concerning assigned invoices.
The borrower is responsible for all information supplied on the forms provided by the Bank and on other documentation which the borrower sends to the Bank being accurate and signed by an authorised person. Stating incorrect information may lead to the Bank immediately breaking off the right to utilise the credit or prematurely cancelling the credit pursuant to section 24 below.
8.	The Bank’s right of insight

The Bank shall have a right of reasonable insight into the borrower’s operations and, when necessary, shall also be entitled to make an inspection at the borrower’s concerning issues of importance to the Bank in its capacity as lender and pledge-holder. The borrower shall also upon request show that no circumstances mentioned in section 2 a)-f) exit relating to invoice claims covered by this contract. The borrower must also provide the Bank with such material (e.g. invoice copies) and take such action as the Bank considers necessary from the point of view of control.

If, in the assessment of the Bank, the borrower does not fulfill its obligations under this contract, the Bank is entitled to perform ledger-booking, debt collection etc at the expense of the borrower. In this case, the borrower shall pay service fees in the amounts and on the terms applied by the Bank for this service at any time.

9.	Utilisation of the credit, etc.

Utilisation of the credit is granted by the Bank. The credit amount is provided on the factoring account for which an agreement has been entered into.

The factoring account is credited with all amounts received as payment for invoice claims, after deduction of costs, fees or claims accruing to the Bank/debt collection company. The Bank is also entitled to charge the factoring account for such costs, fees or claims. Alternatively, the Bank/debt collection company is entitled to send an invoice and/or inform the borrower on the account statement and deduct the amount in question from incoming payments.

Payments for invoice claims which come to the Bank are booked on the factoring account on the next business day.

A deposit to the factoring account of a foreign currency cheque drawn on another bank is normally not available until the fifth business day after the day of presentation. If the borrower, via the Bank, is advised that a payment relating to an assigned invoice, shall be made to the borrower, the Bank will deposit the payment to the factoring account regardless of what is stated in the payment order.

The borrower authorises the Bank to sign on behalf of the company cheques issued to the borrower relating to payment of assigned invoice claims.

10.	Payment directly to the borrower

If payment for an invoice claim is paid directly to the borrower, the borrower shall immediately transfer the amount or the countervalue in the currency of the credit to the borrower’s factoring account with the Bank. The borrower shall simultaneously, on a form provided by the Bank, inform the Bank by fax of this payment and in writing request the buyer in future to pay in accordance with the instructions on the invoice. If the invoice is subject to debt collection proceedings, the borrower shall also immediately inform the debt collection company.

11.	Redemption and reversal of assignment

If, within 30 days calculated from the due date, the buyer has not made full payment for the invoice claim against which credit has been granted, the borrower shall — irrespective of the reason for non-payment — at the request of the Bank immediately redeem the claim by paying the received credit amount after deduction of any amount of the claim which may have been paid to the Bank. The Bank is entitled to remove claims from the factoring value which the buyer has not paid within 30 days of the due date. However, the Bank’s collateral in the claim remains.

Even before the expiry of this period and even if the buyer is not arrears with the payment, the borrower is obliged, at the request of the Bank, to immediately redeem the invoice claim in the manner prescribed if.
•	any circumstances apply which jeopardise payment of the assigned invoice claim or

•	an assigned invoice claim is as stated in sections 2 at)-1.
    The Bank is entitled at a time determined by the Bank to reverse the assignment of the invoice claim against which the credit was provided.
12.	Payment of overdrawn amount. etc.

If the debt on the factoring account exceeds the credit amount granted or an amount corresponding to the factoring limit stated on the first page of the contract, the borrower shall upon demand pay the difference. Such overdraft will also incur debit of separate interest on the terms generally applied by the Bank at any time

13.	Debt collection

Debt collection measures shall be attended to by the debt collection company. In case of non-payment when the reminders have been sent out, the borrower must send a copy of the invoice to the debt collection company for debt collection unless otherwise agreed by the Bank.

The Bank/debt collection company will then decide in consultation with the borrower which debt collection measure to take. The Bank/debt collection company reserves the right not to take debt collection action or any other action concerning an invoice for a small amount or an amount which is subject to complaint or dispute, or where the Bank/debt collection company does not wish to take such action for any other reason.

If the Bank/debt collection company does not receive a reply from the borrower within the time stipulated for inquiries concerning a debt collection matter, the Bank/debt collection company is entitled to conclude the matter with the debt collection company and debit all costs for the debt collection matter to the borrower’s factoring account.

Collected funds are booked on to the factoring account. The borrower is responsible for all expenses which are not paid by the buyer.

14.	Obligation of notification

If the buyer dispute the obligation to pay invoices or raises any other objections to invoices, to the borrower or to the Bank/debt collection company, the party that has received such notification shall immediately notify the other party of this. If the invoice is

TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY Handesbanken	Page 3 of 4
 subject to debt collection proceedings, the borrower shall immediately inform the debt collection company.
15.	Pledging

The borrower hereby pledges to the Bank all invoice claims arising from its operations, including such claims that the Bank has not approved or will not approve, as well as those which may not be included in the factoring value, as collateral for all the obligations to the Bank/Handelsbanken Group that the borrower has or may have in the future. The Bank/Handelsbanken Group shall determine the order in which the obligations are to be settled out of the proceeds of the collateral.

Concerning all assigned invoice claims, the borrower must fulfil its obligations to the buyers.

16.	Prohibition of assignment

As long as this contract applies, the borrower may not, without the Bank’s consent, enter into agreements with other parties for the purchase and/or pledging of the borrower’s invoice claims.

17.	Utilisation and contract interest

As stated on the first page, utilisation and contract interest are payable. These are calculated according to the interest rates, and on the terms which the Bank applies to this type of credit at any time. The interest rates which apply when this contract is drawn up are stated on the first page of the contract.

Should the credit period not be extended, the contract interest is still payable as long as a credit is outstanding under this contract, but it shall then be calculated for the time and the amount which correspond to the outstanding credit amount.

18.	Fees and costs

The borrower must pay fees in the amounts and according to the terms which the Bank applies at any time as reimbursement for the Bank’s processing of the invoice claims under this contract. The Bank is entitled to debit these fees to the borrower’s account monthly in arrears, or to deduct them from the borrower’s incoming payments. The fees currently payable for services provided by the Bank are shown on the first page of the contract and comprise:
•	Opening fee

•	Subscription fee

•	Other services, see separate Supplementary price list - Factoring services.
        The Bank will also charge the borrower fees for processing of incoming payments, etc.
The Bank is entitled to amend the fees if circumstances have occurred which affect the cost of services supplied by the Bank. When fees have been amended, the Bank must report this when advices are sent to the borrower.

The Bank and the debt collection company are entitled to charge the borrower for the fees and costs applied by the Bank and debt collection company at any time. Particulars of current fees are available from the Bank and the debt collection company.

The borrower shall reimburse the Bank/debt collection company for the costs associated with obtaining, maintaining and utilising the collateral agreed upon, as well as with the lodging of proof and collection of the Bank’s claim on the borrower or on any other party liable for payment thereof. For accrued and calculated future costs in connection with this, the Bank is entitled to deduct from incoming payments an amount to cover such costs and expenses pending final accounts. The Bank’s written payment reminders shall thus also be reimbursed.

19.	Penalty interest

If payment of principal, interest or fees is not effected when due, the borrower shall pay separate annual penalty interest on the overdue amount until payment is made. On amounts not overdue, the usual interest rate continues to apply. Penalty interest is calculated at the utilisation interest rate applying to the credit, plus five percentage points or, when the entire credit is due for repayment, one percentage point.

20.	Interest on credit balances

Interest on deposits can be agreed separately. Interest is calculated according to the interest rate and on the terms applied by the Bank at any time for this factoring account. Accrued interest is paid by the Bank depositing the amount to the account at the beginning of each calendar year. In some cases, the Bank is obliged to withhold tax on the interest.

21.	Authorisation documents

The borrower shall submit documents to the Bank showing authorisation to utilise the factoring account. A change in the authorisation cannot be invoked against the Bank until the borrower has notified the Bank in writing of the change.

22.	Value-added tax

Value-added tax applying at any time is charged on all fees and costs where such taxes are payable according to law.

23.	Exchange rate

The counter value in SEK of foreign currency amounts is calculated.
•	for credit purposes at a rate determined by the Bank

•	for incoming payments, at the rate applied by the Bank on the day conversion is made.
24.	The Bank’s right to terminate the credit

The Bank may terminate the credit for payment immediately or at any time determined by the Bank and suspend further utilisation of the credit, if any of the following circumstances should apply:
•	the borrower has failed to meet its obligations under this contract or otherwise to the Bank,

•	the collateral for the credit or for other obligations of the borrower towards the Bank is no longer satisfactory,

•	the borrower has overdrawn the factoring account in a manner set out in section 12,

•	there is reasonable cause to assume that the borrower will not meet his payment obligations to the Bank,
25.	The obligation of the borrower to disclose information

The borrower is obliged to send an annual report to the Bank each year and in other respects to provide the Bank with the information and documents concerning its financial situation as the Bank considers necessary, and to allow a representative of the Bank to visit the borrower, and in conjunction with this provide the representative with information and documents.

26.	Extension of the credit period, etc.

If the Bank grants an extension of the credit period and nothing is stated to the contrary in that connection, the credit period will be extended by the number of months set out on page one of the contract, each time such extension is granted. If the Bank does not grant extension of the credit period, the Bank is entitled to close the factoring account. The borrower is always entitled to request that the factoring account be closed and to decide when this is to be effected. If the credit period is not extended, the parties’ rights and duties remain in effect concerning the invoice claims which were covered by this contract before the expiry of the credit period.

27.	Jurisdiction

This contract will be assessed and construed in accordance with Swedish law. Disputes arising from this contract shall be heard in a competent Swedish court.

28.	Notices

The borrower shall immediately notify the Bank of any change of address. Letters regarding the factoring account, sent by the Bank to the borrower, shall be deemed to have reached the borrower not later than on the seventh day after despatch, if the letter has been sent to the address set out in this contract, or which is otherwise known to the Bank. Notices sent by fax shall be deemed to have reached the borrower immediately.

These provisions do not apply to notices renewing periods of limitation.

TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY Handelsbanken	Page 4 of 4
29.	Limitation of the Bank’s/debt collection company’s liability The Bank/debt collection company shall not be held responsible for any loss or other inconvenience resulting from a breakdown in operations or other interruptions in the computer systems used in carrying out a specific service. The Bank/debt collection company shall not be held responsible for any loss or damage resulting from Swedish or foreign legislation, actions by Swedish or foreign public authorities, acts of war, strikes, blockades, boycotts, lockouts or other similar circumstances. The reservation in respect of strikes, blockades, boycotts or lockouts applies even if the Bank/debt collection company itself is subjected to such measures or takes such measures.

Any damage which occurs in other circumstances shall not be compensated by the Bank/debt collection company, provided they have exercised normal care. The Bank/debt collection company shall in no case be liable for indirect damage.

Where a circumstance as referred to in the first paragraph prevents the Bank/debt collection company from making a payment or taking other measures, such payment or measures may be postponed until the obstacle no longer exists. In the event of a postponement of payment, the Bank/debt collection company shall, if it is committed to pay interest, pay such interest at the interest rate prevailing on the due date for the postponed payment. Where the Bank/debt collection company is not committed to pay interest, the Bank shall not be obliged to pay interest at a higher rate than the prevailing reference rate of Sveriges Riksbank pursuant to Section 9 of the Swedish Interest Act (1975:635), plus two percentage points.

Where a circumstance as referred to in the first paragraph prevents the Bank/debt collection company from receiving payments, the Bank/debt collection company shall, as long as the obstacle exists, be entitled to interest on the terms prevailing on the due date of the payment.